                            ASSET PURCHASE AGREEMENT

                                  By and Among

                     West Coast Entertainment Corporation,

                            Ohio Entertainment Corp.

                              and Ronald L. Davis










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                               TABLE OF CONTENTS



Section                                                               Page
-------                                                               ----
1.    Sale and Delivery of the Assets                                   1
      1.1     Delivery of the Assets                                    1
      1.2     Further Assurances                                        3
      1.3     Base Purchase Price                                       3
      1.4     Assumption of Liabilities; Etc.                           4
      1.5     Allocation of Base Purchase Price and
              Assumed Liabilities                                       4
      1.6     The Closing                                               4
      1.7     Apportionment                                             5
      1.8     No New Stores                                             7

2.    Representations of the Seller and the Principal                   7
      2.1     Organization                                              7
      2.2     Capitalization of the Seller                              7
      2.3     Authorization                                             7
      2.4     Ownership of the Assets                                   8
      2.5     Financial Statements                                      8
      2.6     Absence of Undisclosed Liabilities                        9
      2.7     Litigation                                               10
      2.8     Insurance                                                10
      2.9     Inventory                                                10
      2.10    Fixed Assets                                             10
      2.11    Leases                                                   11
      2.12    Change in Financial Condition and Assets                 11
      2.13    Tax Matters                                              12
      2.14    Assets Complete                                          13
      2.15    Books and Records                                        13
      2.16    Contracts and Commitments                                13
      2.17    Compliance with Agreements and Laws                      15
      2.18    Employee Relations                                       16
      2.19    Absence of Certain Changes or Events                     17
      2.20    Suppliers                                                18
      2.21    Prepayments and Deposits                                 18

                                     -i-


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      2.22    Trade Names and Other Intangible Property                 18
      2.23    Employee Benefit Plans                                    19
      2.24    Regulatory Approvals                                      19
      2.25    Indebtedness to and from Officers, Directors and
              Shareholders                                              19
      2.26    Powers of Attorney and Suretyships                        20
      2.27    Cash Flow                                                 20
      2.28    Disclosure                                                20

3.    Representations of the Buyer                                      20
      3.1     Organization and Authority                                20
      3.2     Capitalization of the Buyer                               20
      3.3     Authorization                                             21
      3.4     Regulatory Approvals                                      21
      3.5     Disclosure                                                21
      3.6     Issuance of Shares                                        22

4.    Access to Information; Public Announcements                       22

      4.1     Access to Management, Properties and Records              22
      4.2     Confidentiality                                           23
      4.3     Public Announcements                                      23

5.    Pre-Closing Covenants of the Seller                               23
      5.1     Conduct of Business                                       23
      5.2     Absence of Material Changes                               24
      5.3     Taxes                                                     25
      5.4     Delivery of Interim Financial Statements                  25
      5.5     Compliance with Laws                                      25
      5.6     Continued Truth of Representations
              and Warranties of the Seller                              26
      5.7     Continuing Obligation to Inform                           26
      5.8     Exclusive Dealing                                         26
      5.9     No Publicity                                              26

6.    Satisfaction of Conditions; Liquidated Damages                    26
      6.1     Satisfaction of Conditions                                26
      6.2     Covenants of Buyer                                        26

7.    Conditions to Obligations of the Buyer                            27
      7.1     Continued Truth of Representations


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               and Warranties of the Seller; Compliance with
               Covenants and Obligations                                27
      7.2      Corporate Proceedings                                    27
      7.3      Governmental Approvals                                   27
      7.4      Consents of Lenders, Lessors and Other
               Third Parties                                            27
      7.5      Adverse Proceedings                                      28
      7.6      Opinion of Counsel                                       28
      7.7      Board of Directors and Shareholder Approval              28
      7.8      The Assets                                               28
      7.9      Update                                                   28
      7.10     Cash Available for Working Capital Purposes              28
      7.11     Payables                                                 29
      7.12     Tax Lien Waivers                                         29
      7.13     Closing Deliveries                                       29

8.    Conditions to Obligations of the Seller                           30

      8.1      Continued Truth of Representations and
               Warranties of the Buyer; Compliance
               with Covenants and Obligations                           30
      8.2      Corporate Proceedings                                    30
      8.3      Governmental Approvals                                   30
      8.4      Consents of Lenders, Lessors and Other
               Third Parties                                            31
      8.5      Adverse Proceedings                                      31
      8.6      Opinion of Counsel                                       31
      8.7      Closing Deliveries                                       31

9.   Indemnification                                                    32

     9.1       By the Buyer and the Seller and the Principal            32
     9.2A      By the Seller and the Principal                          32
     9.2B      By the Buyer                                             33
     9.3       Claims for Indemnification                               33
     9.4       Defense by Indemnifying Party                            34
     9.5       Payment of Indemnification Obligation                    34
     9.6       Survival of Representations; Claims for

                                  -iii-


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               Indemnification                                         34
      9.7      Limitation                                              35

10.   Post-Closing Agreements                                          35

      10.1     Proprietary Information                                 35
      10.2     No Solicitation or Hiring of Former Employees           35
      10.3     Non-Competition Agreement                               35
      10.4     Sharing of Data                                         36
      10.5     Use of Name                                             37
      10.6     Cooperation in Litigation                               37

11.   Termination of Agreement                                         37

      11.1     Termination by Lapse of Time                            37
      11.2     Termination by Agreement of the Parties                 37
      11.3     Termination by Reason of Breach                         38

12.   Transfer and Sales Tax                                           38

13.   Brokers                                                          38

      13.1     For the Seller                                          38
      13.2     For the Buyer                                           38

14.   Notices                                                          38

15.   Arbitration                                                      39

16.   Successors and Assigns                                           40

17.   Entire Agreement; Amendments; Attachments                        40

18.   Expenses                                                         40

19.   Legal Fees                                                       41

20.   Governing Law                                                    41

21.   Section Headings                                                 41

22.   Severability                                                     41

23.   Counterparts                                                     41





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Exhibits

A - Stores
B - Lockup Agreement
C - Instrument of Assumption of Liabilities
D - Opinion of Counsel to Seller
E - Bill of Sale
F - Opinion of Hale and Dorr



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                            ASSET PURCHASE AGREEMENT



     Agreement made as of November 15, 1996 among West Coast Entertainment Corporation, a Delaware corporation with its principal office at 9990 Global Road, Philadelphia, Pennsylvania 19115 (the "Buyer"), Ohio Entertainment Corp., an Ohio corporation with its principal office at 9353 Ambershire Drive, Dayton, Ohio 45458 (the "Seller"), and Ronald L. Davis, a resident of the State of Ohio (the "Principal").

                             Preliminary Statement

     The Buyer desires to purchase, and the Seller desires to sell, substantially all of the assets and business of the Seller, all of which relate to the five retail video stores which are identified on Exhibit A
(individually, a "Store," and collectively, the "Stores"), for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. Sale and Delivery of the Assets

     1.1 Delivery of the Assets.

     (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests (but not including the Excluded Assets, as defined below):

     (i) all inventories, videotapes, videogames, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Seller (collectively, the "Inventory") which are located at, or relate to, the Stores, and exist on the Closing Date (as defined below);

     (ii) all accounts, accounts receivable, notes and notes receivable arising out of the conduct of the business of the Stores and exist on the Closing Date which are

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payable to the Seller, including any security held by the Seller for the payment thereof (the "Accounts Receivable");

     (iii) opening cash for each Store in the amounts set forth on Schedule 1.1(a)(iii), and prepaid expenses and deposits relating to the Stores (including the deposits described on Schedule 2.21), existing on the Closing Date;

     (iv) all rights of the Seller under the contracts, agreements, leases, licenses and other instruments set forth on Schedule 1.4 attached hereto other than such rights under contracts, agreements, leases, licenses and other instruments included on Schedule 1.1(b) (collectively, the "Contract Rights");

     (v) copies of all books, records and accounts, correspondence, manuals, customer lists, employment records, studies, reports or summaries relating in whole or in part to or arising in whole or in part out of the business of the Seller;

     (vi) all rights of the Seller under express or implied warranties from the suppliers of the Seller to the extent relating or applicable to the items described in this Section 1.1(a);

     (vii) all of the machinery, equipment, furniture, leasehold improvements and construction in progress located at or related to the Stores and owned by the Seller on the Closing Date whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "Fixed Assets");

     (viii) a non-exclusive, royalty free, non-transferable license to use, solely with respect to the business of the Stores, the name "Video Showcase", or any derivation thereof used by the Seller in its business, for a period of two years after the Closing Date (collectively, the "Intangible Property");

     (ix) except as specifically provided in Subsection 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, which relate to the Stores.

     (b) Notwithstanding the provisions of paragraph (a) above, the properties, assets and business to be transferred to the Buyer under this Agreement shall not include those assets listed on Schedule 1.1(b) attached hereto (the "Excluded Assets").

     (c) The Inventory, Accounts Receivable, Contract Rights, Fixed Assets, Intangible Property and other properties, assets and business of the Seller described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

     1.2 Further Assurances. At any time and from time to time after the Closing, at the request of any party and without further consideration, each party promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment, assumption and confirmation, and take such other action, as may be reasonably requested to more effectively carry out the purpose and intent of this Agreement.

     1.3 Base Purchase Price.

     (a) The purchase price for all of the Assets of the Seller shall be $4,850,000 subject to the adjustment provided in Subsection 1.7 hereof (the "Base Purchase Price").

     (b) At the Closing, the Buyer shall deliver to the Seller (i) that number of shares of Common Stock, $.01 par value per share, of the Buyer ("Common Stock") as is determined by dividing $2,245,000 by the Market Value of a share of Common Stock and (ii) the balance of the Base Purchase Price (as adjusted pursuant to Section 1.7) in cash, by cashiers or certified check or by wire transfer of immediately available funds to an account designated by the Seller. The "Market Value" of a share of Common Stock shall equal the average of the bid and asked prices per share of Buyer's Common Stock as reported on the Nasdaq Stock Exchange for each of the fifteen trading days ending on the business day preceding the Closing Date. Shares of Buyer Common Stock issued pursuant to this Agreement shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC").

     At the Closing, the Seller shall enter into a Lockup Agreement (substantially in the form and on the terms of Exhibit B hereto), pursuant to which the Seller shall agree that it shall not: (i) sell any of the shares issued to it at the Closing during the six-month period commencing on the Closing Date; (ii) sell more than one-third of the total number of shares issued to it at the Closing during the 12-month period after the Closing; and
(iii) sell more than two-thirds of the total number of shares issued to it at the Closing during the 18-month period after the Closing (the "Lockup Agreement").

     1.4 Assumption of Liabilities; Etc.

     (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit C, pursuant to which it shall assume and agree to timely perform, pay and discharge the following liabilities, obligations and commitments of the Seller, to the extent such liabilities, obligations and commitments relate exclusively to the Stores or the Assets, and not to the Excluded Assets (the "Assumed Liabilities"):







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     (i) All obligations of the Seller accruing or continuing after the Closing under the leases set forth on Schedule 1.4 attached hereto (which includes a lease for 6,400 square feet of space in Middletown, Ohio, on which Buyer intends to develop a new retail video store (the "Middletown Location")) which become due and payable after the Closing Date; and

     (ii) Accounts payable incurred in the ordinary course of business by Seller for purchase of videotapes, to the extent such videotapes were received during the 60-day period prior to the Closing;

     (iii) All other liabilities and obligations of the Seller specifically set forth in Schedule 1.4 attached hereto.

     (b) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities.

     1.5 Allocation of Base Purchase Price and Assumed Liabilities. The aggregate amount of the Base Purchase Price and the Assumed Liabilities shall be allocated among the Assets as set forth on Schedule 1.5 attached hereto. Such allocation shall be subject to adjustment to the extent that the Base Purchase Price is adjusted pursuant to Section 1.7 hereof in the manner specified in such Section.

     1.6 The Closing. The Closing shall take place on or before or before November 15, 1996, at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts, at such time or date as may be selected by Buyer, or at such other time and date as may be mutually agreed upon in writing by the parties hereto. The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the date of the Closing (the "Closing Date").

     1.7 Apportionment. The purchase price of the assets shall not be subject to any adjustment for any prepaid expenses of the Seller, including without limitation: (i) prepaid premiums on insurance, (ii) water and sewer use charges, (iii) transfer taxes and recording fees, if any, incurred in connection with the transfer of the Assets contemplated hereby, or (iv) real property taxes or other taxes for the then current tax period, and such prepaid amounts, if any, shall not be added to or deducted from the Base Purchase Price. Notwithstanding the foregoing, the Seller shall be entitled to additional consideration in respect of prepaid rent as of the Closing Date, which amount shall be added to the cash portion of the purchase price deliverable at closing.

     1.8 No New Stores. The Seller shall not be entitled to open additional video retail stores prior to the Closing without the prior written approval of the Buyer, and then only if Buyer approves the site, and, if the Buyer so elects, the Buyer and the Seller enter into an agreement pursuant to which the Buyer shall have the option to purchase any such new store. Notwithstanding the foregoing, prior to the Closing, the Seller shall be entitled to continue retail video store development activities with respect to the

Middletown Location, provided that such Location (and all of Seller's rights therein or related thereto) shall be transferred to the Buyer at the Closing.

     2. Representations of the Seller and the Principal

     The Seller and the Principal, jointly and severally, represent and warrant to the Buyer as follows:

     2.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. The Seller is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Articles of Incorporation and Regulations of the Seller, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Seller does not own any capital stock of or other equity interest in any corporation, partnership or other entity. Exhibit A sets forth a list of each retail video rental store (including the location of each such store owned, operated or licensed directly or indirectly by the Seller.

     2.2 Capitalization of the Seller. The Seller's authorized capital stock consists of 750 shares of Common Stock, no par value, of which 100 shares are issued and outstanding. All of such shares are owned by the Principal. All of such shares have been duly and validly issued and are fully paid and nonassessable.

     2.3 Authorization. The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate in any material respect the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Articles of Incorporation or Regulations of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator binding on Seller; or (d) subject to obtaining the consents and approvals described in Schedule 2.3, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties are bound. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

     2.4 Ownership of the Assets. Schedule 2.4(i) attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets (collectively, the "Encumbrances"). The Seller, at the Closing, will, subject to obtaining the consents and approvals described in Schedule 2.3, have the right to (and will, upon delivery of the Bill of Sale, Instrument of Assignment and instruments of transfer of ownership contemplated hereby), sell and transfer to the Buyer good, clear, record and marketable title to the Assets, free and clear of all Encumbrances of any kind, except as set forth on Schedule 2.4(ii) attached hereto (the "Permitted Encumbrances").

     2.5 Financial Statements.

     (a) The Seller has previously delivered to the Buyer its audited balance sheets as of May 31, 1994, 1995 and 1996 (the "Audited Balance Sheets") and the related statements of income, shareholders' equity, retained earnings and statements of cash flow of the Seller for the fiscal years then ended (collectively, including the Audited Balance Sheet, the "Audited Financial Statements"). The Seller has also previously delivered to the Buyer its comparative Balance Sheet (the "Current Balance Sheet") as of June 30, 1996 (the "Balance Sheet Date") and as of June 30, 1995, and the related comparative statements of income, shareholders' equity, retained earnings and statements of cash flow of the Seller for the six-month periods then ended (collectively, the "Current Financial Statements"). The Seller has also previously delivered to the Buyer its monthly Balance Sheets (the "Monthly Balance Sheets") for each of the whole calendar months between June 30, 1996 and the date of this Agreement, and the related comparative statements of income, shareholders' equity, retained earnings and statements of cash flow of the Seller for the one-month periods then ended (collectively, the "Monthly Financial Statements"). The Seller has included in the footnotes to the Audited Financial Statements and the Current Financial Statements statements of its quarterly earnings. The Audited Financial Statements, the Current Financial Statements, the Monthly Financial Statements and the interim financial statements (the "Interim Financial Statements") to be delivered pursuant to Subsection 5.4 hereof (collectively, the "Financial Statements") have been (or will be) prepared in accordance with generally accepted accounting principles applied consistently with past practice and certified without qualification by the Seller's independent public accountants, in the case of the

Audited Financial Statements, and have been (or will be) certified by the Seller's chief financial officer, in the case of the Current Financial Statements, the Monthly Financial Statements, and the Interim Financial Statements.

     (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Seller and the results of operations of the Seller's business for the periods indicated. With respect to the contracts and commitments for the sale of goods or the provision of services by the Seller, the Audited Financial Statements and the Seller's comparative Balance Sheets dated June 30, 1995 and June 30, 1996 (the "June Balance Sheets") contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the Audited Financial Statements and the June Balance Sheets are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Seller, whether disputed or not, for the applicable period then ended and periods prior thereto.

     2.6 Absence of Undisclosed Liabilities. Except as and to the extent (a) reflected and reserved against in the Current Balance Sheet, (b) set forth on
Schedule 2.6 attached hereto or (c) incurred in the ordinary course of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Seller, to its best knowledge, does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets. For purposes of this Subsection 2.6, "material" means any amount in excess of $10,000.

     2.7 Litigation. Except as set forth on Schedule 2.7 attached hereto, the Seller is not a party to, or to the Seller's best knowledge threatened with, and none of the Assets are subject to, any pending or, to Seller's best knowledge threatened, litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Seller. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority.

     2.8 Insurance. Schedule 2.8 attached hereto sets forth a true, correct and complete copy of a certificate provided by Seller's insurer with respect to all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or business of the Seller, specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies"). Schedule 2.8 lists all claims made under such Insurance Policies since January 1, 1994. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Seller to the Buyer. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.

     2.9 Inventory. On the Closing Date, the Inventory shall include not less than 7,000 videotapes held for rental or sale per Store (except for Store #2, as to which such Inventory shall include not less than 5,000 videotapes held for rental or sale), and such Inventory shall consist of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Seller.

     2.10 Fixed Assets. Schedule 2.10 attached hereto sets forth a true, correct and complete list of all Fixed Assets as of the date hereof, including a description and the book value thereof. Schedule 2.10, as updated pursuant to Subsection 7.9 hereof, shall set forth a true, correct and complete list of all Fixed Assets as of the Closing Date (regardless of whether such Fixed Assets are reflected in the Seller's books and records, and including those Fixed Assets as to which the book value is zero), including a description and the book value thereof, and a complete list of all maintenance contracts with respect to such Fixed Assets to which the Seller is a party. Except as disclosed on Schedule 2.10 hereto, all of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Seller in the ordinary course of business of the Stores, and, to the extent provided in the maintenance contracts listed on Schedule 2.10, normal maintenance has been consistently performed with respect to such Fixed Assets.

     2.11 Leases. Schedule 2.11 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, pursuant to which any Store occupies its premises (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. The Leases are binding and enforceable against Seller and, to Seller's knowledge, each of the other parties thereto in accordance with their respective terms and, except as set forth on Schedule 2.11, have not been modified or amended since the date of delivery to the Buyer. Seller has not received or sent written notice claiming that any party is in default thereunder, which default remains uncured, or that there has occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor, to Seller's knowledge, has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Seller is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule
2.11 attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on

Schedule 2.11, no material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Seller. Except as set forth on Schedule 2.11, the Financial Statements contain adequate reserves to provide for the restoration of the properties subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

     2.12 Change in Financial Condition and Assets.  Except as set forth on
Schedule 2.12 attached hereto, since May 31, 1996, there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of the Seller. Except for competitive forces and the possible entry into Seller's market of video store chains, or as set forth on Schedule 2.12, the Seller has no knowledge of any existing occurrence, event or development which, as far as can be reasonably foreseen, will have a material adverse effect on the Seller or its business, properties, assets, condition (financial or otherwise) or prospects.

     2.13 Tax Matters.

     (a) Except as set forth on Schedule 2.13 to this Agreement and insofar as material to the ownership and operation of the Assets and the Stores by the Buyer after the Closing Date:

     (i) Within the times and in the manner prescribed by law, the Seller has filed all Returns which are required to be filed;

     (ii) With respect to all amounts in respect of Taxes imposed upon the Seller for which it could be liable, whether to Taxing Authorities (as, for example, under law) or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Seller to Taxing Authorities or others on or before the date hereof have been paid.

     (iii) All Returns filed by the Seller constitute complete and accurate representations of the respective Tax liabilities of, or attributable to, the Seller for such years;

     (iv) No examination of the Returns of the Seller is currently in progress nor, to the best knowledge of the Seller, threatened and no unresolved deficiencies have been asserted or assessed against the Seller as a result of any audit by any Taxing Authority and no such deficiency has been proposed or threatened;

     (v) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets of the Seller;

     (vi) The Seller is not a person other than a United States person within the meaning of the Code;

     (b) For purposes of this Section 2.13: "Return" means any return, declaration, report, statement or other document required to be filed in respect of any Tax. "Tax" or "Taxes" means any federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duty or other tax, fee, assessment or charge of any kind whatever, together with interest and any penalty, addition to tax or additional amount with respect thereto. "Taxing Authority" means any governmental authority responsible for the imposition of Taxes.

     2.14 Assets Complete. Except as disclosed on Schedule 2.14, the Assets (together with the license granted by Seller to Buyer, as described in Section 1.1(a) above) constitute all of the material rights, interests, assets or property (tangible or intangible) owned or licensed by the Seller (or in which the Seller otherwise has rights or any interest) which are currently used in the conduct of the business as such business is currently conducted by the Seller.

     2.15 Books and Records. The general ledgers and books of account of the Seller, all federal, state and local income, franchise, property and other tax returns filed by the Seller, with respect to the Assets, and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

     2.16 Contracts and Commitments.

     (a) Schedule 2.16 attached hereto contains a true, complete and correct list (if written) and description (if oral) of all contracts and agreements, whether written or oral to which the Seller is a party, necessary or useful to the conduct of the business of the Stores, as conducted by Seller, but excluding general support, management and supervision provided by Seller's headquarters office (collectively, the "Contracts"), including without limitation, the following types of Contracts:

     (i) all loan agreements, indentures, mortgages and guaranties to which the Seller is a party or by which the Seller or any of its property is bound;

     (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which the Seller is a party or by which the

Seller or any of its property is bound;

     (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property is bound which (A) involve payments or receipts by the Seller of more than $2,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or
(B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Seller;

     (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Seller is a party or by which the Seller or any of its property is bound;

     (v) all agency, distributor, sales representative and similar agreements to which the Seller is a party;

     (vi) all contracts, agreements or other understandings or arrangements between the Seller any stockholder or Affiliate of the Seller;

     (vii) all leases, whether operating, capital or otherwise, under which the Seller is lessor or lessee; and

     (viii) any other material agreement or contract entered into by the Seller.

     (b) Except as set forth on Schedule 2.16 attached hereto:

     (i) each Contract which is to be assumed by Buyer as an Assumed Liability (an "Assumed Contract") is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Seller does not have any knowledge that any Assumed Contract is not a valid and binding agreement of the other parties thereto;

     (ii) the Seller has fulfilled all material obligations required pursuant to the Assumed Contracts to have been performed by the Seller on its part prior to the date hereof, and the Seller has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Assumed Contracts which remain to be performed after the date hereof;

     (iii) the Seller is not in breach of or default under any Assumed Contract in any material respect, and there has occurred no violation by Seller of any provision of any Assumed Contract which with the passage of time (such as a grace period) or giving of notice or both would constitute such a default by Seller, result in a loss of rights or result in the creation of any lien, charge or encumbrance on Seller's assets, thereunder or pursuant thereto;

     (iv) to the best knowledge of the Seller, there is no existing breach or default by any other party to any Assumed Contract, and there has occurred no violation of any provision of any Assumed Contract which with the passage of time (such as a grace period) or giving of notice or both would constitute such a default by such other party, result in a loss of rights by Seller or result in the creation of any lien, charge or encumbrance on Seller's assets thereunder or pursuant thereto;

     (v) the Seller is not restricted by any Assumed Contract from carrying on its business anywhere in the world; and

     (vi) the Seller has no written or oral Assumed Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

     (c) Except as set forth on Schedule 2.3 or Schedule 2.16, the continuation, validity and effectiveness of each Assumed Contract will not be affected by the transfer thereof to Buyer under this Agreement and all such Assumed Contracts are assignable to Buyer without a consent.

     (d) True, correct and complete copies of all written Contracts have previously been delivered by the Seller to the Buyer.

     2.17 Compliance with Agreements and Laws. Except as set forth on Schedule 2.17, the Seller has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). Schedule 2.17 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Seller to the Buyer. Except as set forth on
Schedule 2.17, the Seller is not in violation in any material respect of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Seller or its properties. Except as set forth on Schedule 2.17, the business of the Seller does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource

Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices, the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Seller. Except as set forth on Schedule 2.17 attached hereto, the Seller has not since January 1, 1993 received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

     2.18 Employee Relations.

     (a) The Seller is in compliance in all material respects with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

     (b) Except as set forth on Schedule 2.18 attached hereto:

     (i) none of the employees of the Seller is represented by any labor union;

     (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any state or local agency;

     (iii) there is no pending labor strike or other labor trouble affecting the Seller (including, without limitation, any organizational drive);

     (iv) there is no labor grievance pending against the Seller;

     (v) there is no pending representation question respecting the employees of the Seller; and

     (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Seller is a party, or to the best knowledge of the Seller, any basis for which a claim may be made under any collective bargaining agreement to which the Seller is a party.

     (c) Schedule 2.18 attached hereto sets forth a true, correct and complete list of (a) the employee benefits provided by the Seller to its employees who are employed at or render services to the Stores, and all contracts or agreements between the Seller and such employees, and (b) the Seller's current payroll, including the job descriptions and salary or wage rates of each of such employees, showing separately for each such person who received an annual salary in excess of $20,000 the amounts paid or payable as salary and bonus payments for the years ending May 31, 1995 and May 31, 1996.

     (d) For purposes of this Subsection 2.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Seller's business at or with respect to the Stores, but shall exclude the Principal.

     2.19 Absence of Certain Changes or Events.  Except as set forth on
Schedule 2.19 attached hereto, since May 31, 1996, the Seller has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not, except in the usual and ordinary course of its business or as set forth on
Schedule 2.19:

     (a) Incurred any material obligation or liability for borrowed money;

     (b) Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Assets;

     (c) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims;

     (d) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

     (e) Suffered any losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $5,000 in the aggregate, or waived any rights of any value;

     (f) Made any changes in compensation of its officers, directors or employees;

     (g) Received notice of any litigation, warranty claim or products liability claims; or

     (h) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 2.23 hereof.

     2.20 Suppliers. Schedule 2.20 attached hereto sets forth a true, correct and complete list of the names and addresses of the ten suppliers of the Seller which accounted for the largest dollar volume of purchases by the Seller for the fiscal year ending May 31, 1996. None of such suppliers has notified the Seller that it intends to discontinue its relationship with the Seller.

     2.21 Prepayments and Deposits. Schedule 2.21 attached hereto sets forth all prepayments or deposits from customers for products to be shipped, or services to be performed, after the Closing Date which have been received by the Seller as of the date hereof.

     2.22 Trade Names and Other Intangible Property.

     (a) Schedule 2.22 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by the Seller to the Buyer.

     (b) Except as otherwise disclosed in Schedule 2.22 attached hereto, the Seller has, to its knowledge, the sole and exclusive right to use all Intangible Property used in connection with the operation of the Stores. The Intangible Property rights of the Seller are sufficient to conduct the Seller's business as currently conducted and, when licensed to the Buyer pursuant to this Agreement, will be sufficient to permit the Buyer to conduct the business of the Stores as currently conducted by the Seller. The Seller has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other intellectual property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any intellectual property rights of others. The Seller has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller. The Seller has taken no steps to protect its right, title and interest in and to the Intangible Property.

     2.23 Employee Benefit Plans.

     (a) The Seller does not now have or otherwise contribute to or participate in, and has not in the past had or otherwise contributed to, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

     (b) Except as expressly provided in this Agreement, the Buyer assumes no liabilities with respect to any employee benefit plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation. From and after the Closing Date, Buyer is hereby assuming liabilities relating to Seller's employee benefit plans only to the extent such liabilities are allocable or attributable to the Stores and such liabilities accrue after the Closing Date.

     (c) Schedule 2.23 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the Seller's employees, or maintained at any time since January 1, 1991 by the Seller or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) (the "Employee Plans") and, except as set forth on Schedule 2.23 attached hereto, the Seller has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

     2.24 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Seller and which are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith have been, or will be prior to the Closing Date, obtained and satisfied.

     2.25 Indebtedness to and from Officers, Directors and Shareholders. Except as set forth on Schedule 2.25 attached hereto, the Seller is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Seller or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to the Seller, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

     2.26 Powers of Attorney and Suretyships.  Except as set forth on Schedule
2.26 attached hereto, the Seller has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

     2.27 Cash Flow. The information reflected on Schedule 2.27 attached hereto is complete and accurate.

     2.28 Disclosure. No representation or warranty by the Seller in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.

     3. Representations of the Buyer

     The Buyer represents and warrants to the Seller as follows:

     3.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the Instrument of Assumption of Liabilities and to issue the shares of Common Stock and consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

     3.2 Capitalization of the Buyer. On the date hereof, the Buyer's authorized capital stock consists of 25,000,000 shares of Common Stock, $.01 par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share. The shares of Buyer Common Stock to be issued to the Seller pursuant to the terms of this Agreement, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, and will be registered under the Securities Act of 1933, as amended.

     3.3 Authorization. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. Schedule 3.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

     3.4 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

     3.5 Disclosure. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

     3.6 Issuance of Shares. The issuance and delivery of the shares of Common Stock in accordance with this Agreement have been, or prior to the Closing, will be, duly authorized by all necessary corporate action on the part of the Buyer, and all the shares of Common Stock have been duly reserved for issuance. The shares of Common Stock, when issued and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

     4. Access to Information; Public Announcements

     4.1 Access to Management, Properties and Records.

     (a) From the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Seller, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Seller, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the business of the Seller as the Buyer shall reasonably request.

     From the date of this Agreement until the Closing Date, the Buyer shall provide to the Seller: (i) reasonable access, at reasonable times and upon reasonable notice, to Seller's senior management personnel; and (ii) copies of all periodic filings (Reports on Form 10-Q, 8-K) made by the Buyer with the Securities and Exchange Commission.

     (b) If the Buyer, at its option and expense, prior to the Closing Date, elects to have a report or reports prepared by an engineer or other professional selected by the Buyer, certifying that the real property associated with the Assets (i) complies with all applicable federal, state and local environmental and wetlands laws, rules and regulations and that there is not now, and never has been, manufacture, storage, or disposal of hazardous wastes at the real estate in violation of said laws, rules and regulations,
(ii) complies with all applicable building, health and fire codes, and subdivision control laws, rules and regulations, the Seller shall cooperate with such engineer or professional to the extent necessary to prepare such reports, including, without limitation, providing such engineer or professional access to such real property and necessary records, and arranging interviews with employees of the Seller. The Buyer does not anticipate that it will elect to cause any such reports to be prepared.

     4.2 Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of the Seller or the Buyer which shall have been furnished by the Buyer or the Seller to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any person other than their respective employees (who have a reasonable need for access to such information), directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Notwithstanding the above, the Buyer (i) may include in any Registration Statement, prospectus, prospectus supplement, or periodic report filed by it with the Securities and Exchange Commission or any state securities commission or with any stock market, and (ii) may disclose in order to comply with applicable law or upon advice of Buyer's counsel, any information regarding the Seller, the business of the Seller, the financial condition of the Seller and the terms of this Agreement.

     4.3 Public Announcements. The parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by the Buyer shall be subject to the approval of the Buyer. The Buyer will not make disparaging remarks regarding the Sellers or the Principal, provided that nothing herein shall prohibit the Buyer from disclosing or characterizing any information about the

Sellers, the Principal or the transactions contemplated hereby to the extent necessary or appropriate to comply with applicable laws, including state and federal securities law.

     5. Pre-Closing Covenants of the Seller

     From and after the date hereof and until the Closing Date:

     5.1 Conduct of Business. The Seller shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by the Buyer. All of the property of the Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

     5.2 Absence of Material Changes. Without the prior written consent of the Buyer, the Seller shall not:

     (a) Incur any obligation or liability (absolute or contingent) that will become the obligation or liability of Buyer after the Closing, except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

     (b) Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets;

     (c) Sell, assign, or transfer any of the Assets, except for inventory sold in the ordinary course of business;

     (d) Cancel any debts or claims, except in the ordinary course of business;

     (e) Merge or consolidate with or into any corporation or other entity;

     (f) Make, accrue or become liable for any bonus, profit sharing or incentive payment payable to or for the benefit of any employees employed at or rendering services to the Stores, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its employees, other than increases in the ordinary course of business consistent with past practice;

     (g) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount, and which are listed on
Schedule 2.16;

     (h) Take or permit any act or omission constituting a breach or default under any Contract listed on Schedule 2.16;

     (i) Fail to (i) preserve the possession and control of its assets and business, (ii) use reasonable efforts (not requiring expenditure of money) to keep in faithful service its present officers and key employees who render services at or with respect to the Stores, (iii) use reasonable efforts to preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) use reasonable efforts to keep and preserve its business existing on the date hereof until the Closing Date;

     (j) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in a manner consistent with past practices its business premises, fixtures, furniture and equipment;

     (k) Enter into any leases, contracts, agreements or understandings relating to the Assets or the Stores other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $10,000 for each such lease, contract, agreement or understanding;

     (l) Engage any employee to be employed at or render services with respect to the Stores, for a salary in excess of $20,000 per annum;

     (m) Materially alter the terms, status or funding condition of any Employee Plan;

     (n) Commit or agree to do any of the foregoing in the future.

     5.3 Taxes. The Seller will, on a timely basis, file all tax returns for and pay any and all taxes which shall become due or shall have accrued (a) on account of the operation of the business of the Seller or the ownership of the Assets on or prior to the Closing Date or (b) on account of the sale of the Assets (including a pro-rata portion of all personal property and excise taxes payable with respect to the Assets by the Seller).

     5.4 Delivery of Interim Financial Statements. As promptly as possible following the last day of each month after the date hereof, and in any event within 15 days after the end of each such month, the Seller shall deliver to the Buyer its balance sheet and related statements of income, shareholders' equity, retained earnings and statement of cash flows for the one-month period then ended, all certified by the Seller's Accountants or Seller's chief financial officer (collectively, the "Interim Financial

Statements").

     5.5 Compliance with Laws. Except to the extent reflected on Schedule 2.17, the Seller will comply with all laws and regulations which are applicable to it, its ownership of the Assets or to the conduct of its business at the Stores, and will perform and comply with all contracts, commitments and obligations by which it is bound to the extent relating to the Stores.

     5.6 Continued Truth of Representations and Warranties of the Seller. The Seller will not take any actions which would result in any of the representations or warranties set forth in Section 2 hereof being untrue.

     5.7 Continuing Obligation to Inform. From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

     5.8 Exclusive Dealing. The Seller will not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Assets and business of the Stores, or any equity interest in, the Seller or any equity investment, merger, consolidation or business combination with the Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Seller shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

     5.9 No Publicity. The Seller shall make no public announcement with respect to this Agreement or the transactions contemplated hereby without the express prior written consent of the Buyer. The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, the terms of this Agreement and the transactions contemplated hereby.

     6. Satisfaction of Conditions; Covenant of Buyer.

     6.1 Satisfaction of Conditions. The Seller and the Buyer covenant and agree to use their commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

     6.2 Covenants of Buyer. From and after the date hereof, until the Closing Date, the Buyer will not take any actions which would result in any of the representations or warranties of the Buyer set forth in Section 3 hereof becoming untrue (except for the representation and warranty contained in the first sentence of Section 3.2

(and to the extent related to Buyer's authorized capital, the last sentence of Section 3.1), to which this covenant shall not apply).

     7. Conditions to Obligations of the Buyer

     The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

     7.1 Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations. The representations and warranties of the Seller shall be true in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     7.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

     7.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Seller's business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

     7.4 Consents of Lenders, Lessors and Other Third Parties. The Seller shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.3 attached hereto.

     7.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Assets after the Closing.

     7.6 Opinion of Counsel. The Buyer shall have received an opinion of Taft, Stettinius & Hollister, counsel to the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D, and as to such other matters as may be reasonably requested by the Buyer or its counsel.

     7.7 Board of Directors and Shareholder Approval. The shareholders of the Seller shall have duly authorized the transactions contemplated by this Agreement (which authorization shall be made only after delivery to the Seller by the Buyer of a current Prospectus with respect to the shares of Buyer Common Stock issuable to the Seller in connection with the consummation of the transactions contemplated hereby).

     7.8 The Assets. Except for the Permitted Encumbrances, at the Closing the Buyer shall receive good, clear, record and marketable title to the Assets, free and clear of all liens, liabilities, security interests and encumbrances of any nature whatsoever (other than the Assumed Liabilities).

     7.9 Update. The Seller shall have provided the Buyer with a true, correct and complete list and amount, as of the Closing Date, of:

           (a) videotapes held for sale or rental included in the Inventory (provided Buyer acknowledges that such list will be generated from Seller's computer database and may include videotapes that were lost, stolen or damaged since the most recent physical inventory);

           (b)  the Fixed Assets; and

           (c) the trade accounts payable and accrued liabilities assumed pursuant to Subsection 1.4(a)(i) hereof.

     7.10 Cash Available for Working Capital Purposes. On the Closing Date, the Seller will have available at each Store cash in the amounts set forth on
Schedule 1.1(a)(iii) hereof, which cash will be transferred to the Buyer pursuant to the terms of this Agreement.

     7.11 Payables. On the Closing Date, the Seller will have no obligations to suppliers and vendors of goods and services and other trade creditors in respect of the Stores which are past due in accordance with their terms and in no event shall the Seller have any of such obligations outstanding for more than 60 days as of the Closing (regardless of whether past due).

     7.12 Tax Lien Waivers. On or prior to the Closing Date, the Seller shall have obtained and delivered to the Buyer tax lien waivers or certification that taxes are current from all jurisdictions in which Assets are located and which provide such tax lien waivers.

     7.13 Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following documents:

     (a) the Instrument of Assumption, the Lockup Agreement and a Bill of Sale substantially in the form attached hereto as Exhibit E;

     (b) such instruments of conveyance, assignment and transfer, in form and substance consistent with this Agreement and satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Assets (subject to the Permitted Encumbrances);

     (c) such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in Section 7 as the Buyer shall reasonably request;

     (d) a certificate of the Secretary of State of the State of Ohio as to the legal existence and good standing (including tax) of the Seller in Ohio;

     (e) certificates of the President of the Seller attesting to the incumbency of the Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

     (f) estoppel certificates from each lessor from whom the Seller leases real or personal property consenting to the assumption of such lease by the Buyer and representing that, to such lessor's knowledge, there are no outstanding claims against the Seller under any such lease;

     (g) the schedules listed in Subsection 7.9;

     (h) cross receipt executed by the Buyer and the Seller;

     (i) such other documents, instruments or certificates as the Buyer may reasonably request.

     On or before the Closing, the Seller shall have caused to be delivered to such location as Buyer may reasonably request (which location may be Buyer's principal place of business in Philadelphia, Pennsylvania), the following items:

     (j) such contracts, files and other data and documents (or copies thereof) pertaining to the Assets or the Seller's business at the Stores as the Buyer may reasonably request; and

     (k) copies of the general ledgers and books of account of the Seller, and all federal, state and local income, franchise, property and other tax returns filed by the Seller with respect to the Assets since January 1, 1991.

     8. Conditions to Obligations of the Seller

     The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

     8.1 Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     8.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

     8.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

     8.4 Consents of Lenders, Lessors and Other Third Parties. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 3.3 attached hereto.

     8.5 Adverse Proceedings. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets.

     8.6 Opinion of Counsel. The Seller shall have received an opinion of Hale and Dorr, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F, and as to such other matters as may be reasonably requested by the Seller or its counsel.

     8.7 Closing Deliveries. The Seller shall have received at or prior to the Closing each of the following documents:

     (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Seller shall reasonably request;

     (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware, and a certificate of the Secretary of State of Ohio, as to the qualification to transact business and good standing of the Buyer in Ohio;

     (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

     (d) Instrument of Assumption of Liabilities executed by the Buyer and in form and substance consistent with this Agreement and satisfactory to the Seller;

     (e) payment of the Base Purchase Price by delivery of cash and certificates for the Buyer Common Stock issuable in respect thereof;

     (f) cross receipt executed by the Buyer and the Seller; and

     (g) such other documents, instruments or certificates as the Seller may reasonably request.

     9. Indemnification

     9.1 By the Buyer and the Seller and the Principal. The Buyer on the one hand and the Seller and the Principal, jointly and severally, on the other hand, each hereby indemnifies and holds harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Seller in connection with each and all of the following:

     (a) Any breach by the indemnifying party of any representation or warranty in this Agreement;

     (b) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

     (c) Any misrepresentation contained in any certificate furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

     9.2A By the Seller and the Principal. The Seller and the Principal, on a joint and several basis, further agree to indemnify and hold harmless the Buyer from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer, in connection with each and all of the following:

     (a) Any claims against, or liabilities or obligations of, the Seller or against the Assets not specifically assumed by the Buyer pursuant this Agreement;

     (b) The failure of the Buyer to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws, if any, in force in the jurisdictions in which such laws may be applicable to either the Seller or the transactions contemplated by this Agreement;

     (c) Any warranty claim or product liability claim relating to the Seller's business or operation prior to the Closing Date;

     (d) Any tax liabilities or obligations of the Seller; and

     (e) Any claims against, or liabilities or obligations of, the Seller with respect to obligations under Employee Plans (i) not specifically assumed by the Buyer pursuant to this Agreement or (ii) which are assumed by the Buyer but relate to periods prior to the Closing Date.

     9.2B By the Buyer. The Buyer further agrees to indemnify and hold harmless the Seller and the Principal from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Seller and the Principal, in connection with each and all of the following:

     (a) The Assumed Liabilities;

     (b) Any claim or liability relating to or arising out of the conduct of the Stores after the Closing Date; and

     (c) Any tax liabilities or obligations of the Buyer.

     9.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.
The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement.

     9.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified

Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     9.5 Payment of Indemnification Obligation. All indemnification by the Buyer, the Seller or the Principal hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

     9.6 Survival of Representations; Claims for Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the date which is 18 months after the Closing Date, except for claims, if any, asserted in writing prior to such date, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such 18-month period. Notwithstanding the above claims resulting from the failure by the Seller to pay any tax when due shall expire one year after any applicable statute of limitations.

     9.7 Limitation. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of the Seller and the Principal to the Buyer under this Agreement shall not exceed the amount of the Base Purchase Price.

     10. Post-Closing Agreements

     The parties agree that from and after the Closing Date:

     10.1 Proprietary Information.

     (a) The Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of the Seller and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

     (b) The Seller agrees that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

     10.2 No Solicitation or Hiring of Former Employees. Except as provided by law, for a period of five years after the Closing Date, neither the Seller nor any Affiliate thereof shall solicit any person who was an employee of the Seller on the Closing Date to terminate his employment with the Buyer or to become an employee of the Seller or an Affiliate or hire any person who was such an employee of the Seller on the date hereof or on the Closing Date. Notwithstanding the above, if employment with Buyer of any family member of any Principal is terminated by Buyer, Seller and its Affiliates shall be free to hire such terminated employee.

     10.3 Non-Competition Agreement.

     (a) For a period of five years after the Closing Date, neither the Seller nor any Affiliate (including the Principal) thereof shall (i) market, rent or sell any product which has the same or substantially the same form, function and primary application as any existing or proposed product marketed, rented or sold by the Seller on or prior to the Closing Date or (ii) engage in any business competitive with the business of the Seller as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Seller conducted its business during the two years prior to the Closing Date.

     (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

     10.4 Sharing of Data.

     (a) The Seller shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Seller transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

     (b) The Seller and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Seller to the Buyer and the operation thereof by the Buyer.

     10.5 Use of Name. Without Buyer's prior written consent, the Seller and the Principal each agrees not to use the name "Showcase Video", or any derivation thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date hereof.

     10.6 Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     11. Termination of Agreement

     11.1 Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., Boston time, on November 15, 1996, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

     11.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Seller under this Agreement, and the Seller shall have no further obligation or liability to the Buyer under this Agreement.

     11.3 Termination by Reason of Breach. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any condition or obligation hereunder.

     12. Transfer and Sales Tax

     Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

     13. Brokers

     13.1 For the Seller. The Seller represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

     13.2 For the Buyer. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     14. Notices

     Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express or other nationally recognized overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:


            To the Seller:   Mr. Ronald L. Davis
                             c/o Ohio Entertainment Corp.
                             9353 Ambershire Drive
                             Dayton, Ohio  45458

            With a copy to:  Philip Schultz, Esq.
                             Taft, Stettinius & Hollister
                             1800 Star Bank Center
                             425 Walnut Street
                             Cincinnati, Ohio  45202

            To the Buyer:    West Coast Entertainment Corporation
                             9990 Global Road
                             Philadelphia, Pennsylvania  19111
                             Attn: Chief Operating Officer

            With a copy to:  Hale and Dorr
                             60 State Street
                             Boston, MA  02109
                             Attn:  John H. Chory, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered (or on which delivery is refused), if delivered personally; (b) the business day following delivery to an overnight courier, if sent by overnight courier; (c) three business days after being sent, if sent by registered or certified mail or (d) the date of actual receipt, if sent by any other method.

     15. Arbitration

     (a) Any dispute, controversy or claim between the parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this Section 15. Any arbitration pursuant to this Section 15 shall be conducted by a single arbitrator appointed by the Philadelphia, Pennsylvania office of the American Arbitration Association upon the request of either party. The arbitrator shall have a minimum of five years of experience in the area of business relevant to the particular dispute. Each party shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. Each of the parties shall pay its own costs and expenses in connection with any such arbitration, and the parties shall share equally in the fees and expenses of the arbitrator.

     (b) The parties agree that any such arbitration will occur in Philadelphia,

Pennsylvania, any such arbitration award shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by either party in any court.

     16. Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

     17. Entire Agreement; Amendments; Attachments

     (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, the Seller and the Principal may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer, the Seller and the Principal.

     (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     18. Expenses

     Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay the costs and expenses of any audit conducted by, or at the request of, the Buyer, and Seller shall pay the costs and expenses of any accounting services provided to the Seller in connection with the transactions contemplated hereby. Notwithstanding the above, the Buyer shall reimburse Seller for reasonable travel and related expenses (approved by the Buyer in advance) which are incurred in connection with attendance by Seller at meetings requested by the Buyer.

     19. Legal Fees

     In the event that legal proceedings are commenced by the Buyer against the Seller, or by the Seller against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

     20. Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     21. Section Headings

     The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     22. Severability

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     23. Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                                 (end of page)

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


         (Corporate Seal)                OHIO ENTERTAINMENT CORP.

         ATTEST:

         /s/ Joni Davis, Secretary       By: /s/ Ronald L. Davis
         -------------------------          ---------------------------------

                                            Title: President
                                                  ---------------------------

                                            PRINCIPAL:

                                            /s/ Ronald L. Davis
                                            ---------------------------------
                                            Ronald L. Davis




       (Corporate Seal)                  WEST COAST ENTERTAINMENT CORPORATION

       ATTEST:
                                         By: /s/ Richard Kelly
                                            ---------------------------------

       /s/ Sarah Rothermel               Title: Chief Financial Officer
       ----------------------------            ------------------------------

                                   Exhibit A

                                  Video Stores


Store #1

2939 Linden Avenue
Dayton, Ohio  45410


Store #2

1201 East Central Avenue
Miamisburg, Ohio  45342


Store #3

5621 Old Troy Pike
Huber Heights, Ohio  45424


Store #4

6233 Far Hills Avenue
Dayton, Ohio  45459


Store #5

3901 Salem Avenue
Dayton, Ohio  45406